Exhibit 2.19

Execution Text

Dated: 2 November 2007

(1) AERCAP AERVENTURE HOLDING B.V.

(2) NLM AERVENTURE HOLDING B.V.

(3) INTERNATIONAL CARGO AIRLINES COMPANY KSC (trading as LoadAir)

(4) AERVENTURE LIMITED

AMENDMENT AGREEMENT

in respect of that

Joint Venture Agreement

dated 30 December 2005 (as amended)

McCann FitzGerald

Riverside One

Sir John Rogerson’s Quay

Dublin 2

AXP\1576890.3

CONTENTS

1.	Definitions and Interpretation	3

2.	Amendment of Joint Venture Agreement	3

3.	Representations and Warranties	4

4.	Invalidity	4

5.	Governing Law	4

6.	Miscellaneous	4

7.	Counterparts	4

8.	Schedule

This AMENDMENT AGREEMENT dated 2 November 2007 is made between

(1)           AERCAP AERVENTURE HOLDING B.V., a company organised and existing under the laws of The Netherlands and having its principal place of business at Evert van de Beekstraat 312, 1118, CX, Schiphol Airport, The Netherlands (“AerCap AerVenture B.V.” which term includes its successors and permitted assigns);

(2)           NLM AERVENTURE HOLDING B.V. , a company organised and existing under the laws of The Netherlands and having its principal place of business at Naritaweg 165 telestone 8, 1043 BW, Amsterdam, The Netherlands (“NLM B.V.” which term includes its successors and permitted assigns);

(3)           INTERNATIONAL CARGO AIRLINES COMPANY KSC (trading as LoadAir), a company incorporated in Kuwait, whose principal place of business is at Kuwait Free Trade Zone, Moevenpick Way, Kuwait City, P.O. Box 43443, Kuwait (“LoadAir” which term includes its successors and permitted assigns); and

(4)           AERVENTURE LIMITED, a company incorporated under the laws of Ireland (registered number 410443) and having its registered office at AerCap House, Shannon, Co. Clare, Ireland (the “Company” which term includes its successors and permitted assigns).

WHEREAS

A.            AerCap AerVenture B.V. (as transferee of AerCap Ireland Limited), NLM B.V. (as transferee of Narrowbody Lease Management B.V.), LoadAir and the Company are party to that certain Joint Venture Agreement dated 30 December 2005 (as amended) (the “Joint Venture Agreement”) and pursuant to which it was agreed, inter alia, that the Company would operate as a joint venture vehicle for the purpose of acquiring and leasing a fleet of new Airbus A320 family aircraft.

B.                                   Clause 2.3 of the Joint Venture Agreement provides that the central management and control of the Company shall be exercised in Ireland and that each of the Shareholders shall take such steps as are within its control to ensure that the Company is treated by all relevant authorities as being resident for taxation and other purposes in Ireland.

C.                                   Pursuant to Clause 9.1(k) of the Joint Venture Agreement each Shareholder undertakes to each other Shareholder that it shall comply with its obligations under the Joint Venture Agreement and shall exercise all voting rights and other powers of control available to it in relation to the Company and the Directors or otherwise so as to procure (insofar as it is able by the exercise of such rights and powers) that at all times during the term of the Joint Venture Agreement the the Company is managed and controlled in Ireland and that all Board meetings are held in Ireland.

D.                                  The parties hereto have agreed to enter into certain arrangements to achieve the tax residency migration of the Company from Ireland to the Netherlands (the “AerVenture Migration”).

E.                                    In order to achieve the AerVenture Migration, the parties hereto have agreed to amend the Joint Venture Agreement to provide, inter alia, that the central management and control of the Company shall be exercised in the Netherlands and the parties hereto have agreed to enter into this agreement to amend the Joint Venture Agreement in the manner provided herein.

IT IS HEREBY AGREED as follows:

1.             Definitions and Interpretation

1.1           In this Agreement (including in the Recitals), all terms and expressions shall, unless otherwise defined herein, have the meaning attributed to such terms and expressions in the Joint Venture Agreement.

1.2           The terms of clause 1.2 of the Joint Venture Agreement shall apply to this Agreement as if set out herein, mutatis mutandis.

2.             Amendment of Joint Venture Agreement

2.1           With effect from the date hereof,  the Joint Venture Agreement shall be amended as follows:

(a)           by deleting the text of the definition of “Service Provider” in Clause 1.1 and replacing it with the following text:

““Service Provider” means the Administrative Agent, the Cash Manager, AerCap Ireland Limited, the Servicer and the Insurance Servicer in their capacity as Servicers under the Services Agreements;”

(b)           by deleting the text of the of the definition of “Servicer” in Clause 1.1 and replacing it with the following text:

““Servicer” means AerCap Group Services B.V. as the primary servicer to the Company under the Servicing Agreement;”

(c)           by deleting the text of the definition of “Servicing Agreement” in Clause 1.1 and replacing it with the following text:

““Servicing Agreement” means the Amended and Restated Servicing Agreement dated 2 November 2007 between AerCap Ireland Limited, the Cash Manager (in its capacity as cash manager), the Cash Manager (in its capacity as Insurance Servicer), the Servicers, the Administrative Agent, the Company, AerVenture Leasing 1 Limited, AerVenture UK Limited and each subsidiary of the Company for the time being a party thereto;”

(d)           in Clause 2.3 , the word “Ireland” shall be deleted and replaced with the words “The Netherlands”;

(e)           in Clause 9.1(k), the word “Ireland” shall be deleted and replaced with the words “The Netherlands”;

(f)            in Clause 18.5, by inserting the words “(other than a member of the AerCap Group)”  after the words “and no person”; and

(g)           in Clause 13 of Part B of Schedule 4, the word “Ireland” shall, wherever it appears, be deleted and replaced with the words “The Netherlands”.

2.2           AerCap AerVenture B.V., NLM B.V., LoadAir and the Company each hereby unconditionally and irrevocably acknowledge and confirm that save as amended and varied by this Agreement, the Joint Venture Agreement remains in full force and effect and the rights and obligations of each of AerCap AerVenture B.V., NLM B.V., LoadAir and the Company have not been discharged, impaired or otherwise affected by the execution or performance of this Agreement.

2.3           AerCap AerVenture B.V., NLM B.V., LoadAir and the Company each hereby agree that with effect from the date hereof, all references to the Joint Venture Agreement (howsoever described) will be construed as references to the Joint Venture Agreement as amended pursuant to this Agreement, as it may be further amended from time to time.

3.             Representations and Warranties

3.1           The provisions of Clause 7 of the Joint Venture Agreement shall apply to this Agreement as if set out in full herein, mutatis mutandis.

4.             Invalidity

4.1           If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)           the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)           the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

The illegal, invalid or unenforceable provision shall be substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the void or unenforceable provision.

5.             Governing Law

5.1           The provisions of Clause 29 of the Joint Venture Agreement shall apply to this Agreement as if set out in full herein, mutatis mutandis.

6.             Miscellaneous

6.1           No neglect, delay or indulgence on the part of any party hereto in enforcing the terms and conditions of this Agreement shall prejudice the strict rights of any party hereunder or be construed as a waiver thereof nor shall this Agreement be capable of variation except in writing signed by the parties hereto.

6.2           The respective rights of the parties hereunder are cumulative, may be exercised as often as each of them considers appropriate and are in addition to their respective rights under general law.

7.             Counterparts

7.1           This Agreement may be executed in any number of counterparts and by any party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS whereof the parties hereto have entered into this Agreement the day and year herein first written.

AERCAP AERVENTURE HOLDING B.V.

By:

Name:

Title:

NLM AERVENTURE HOLDING B.V.

By:

Name:

Title:

INTERNATIONAL CARGO AIRLINES COMPANY KSC (trading as LoadAir)

By:

Name:

Title:

AERVENTURE LIMITED

By:

Name:

Title: